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                       [FIRST BANCTRUST CORPORATION LOGO]

                           First BancTrust Corporation
                           ---------------------------
                            101 South Central Avenue
                                 Paris, IL 61944
                                 (217) 465-6381


For Further Information:                                            EXHIBIT 99.1

Terry J. Howard
President and Chief Executive Officer
(800) 228-6381

AUGUST 10, 2006

           FIRST BANCTRUST CORPORATION REPORTS SECOND QUARTER RESULTS

                  -   NET INTEREST INCOME INCREASES
                  -   BALANCED LOAN GROWTH CONTINUES
                  -   ASSET QUALITY CONTINUES TO IMPROVE

PARIS, IL, AUGUST 10, 2005--First BancTrust Corporation (Nasdaq: FBTC), today reported second quarter net income of $281,000, or 12 cents per diluted share, compared with $400,000, or 17 cents per diluted share, a year earlier. For the six months ended June 30, 2006, net income was $508,000, or 22 cents per diluted share, compared with $703,000, or 29 cents per diluted share, for the prior-year period.

"We continue to grow and to diversify our loan portfolio, while reducing the size of our investment portfolio. This shift of earning assets plus the growth in our loan portfolio helped us increase our net interest income while our net interest margin declined. Although we continue to experience pressure on our net interest margin, our efforts to continue the balanced growth in our loan portfolio should improve earnings over time." said Terry J. Howard, president and chief executive officer.

"The actions of the Federal Reserve over the past year and a half have significantly contributed to the recent rapid rise in our cost of funds, while interest rates on residential loans remained relatively stable. However, the reduction in our investment portfolio was nearly equal to our increase in residential loans. The increase in earnings from this shift coupled with the increase in other loans in our portfolio, which was funded primarily with new deposits, directly contributed to our increase in net interest income over the past six months," Howard commented.


NET INTEREST INCOME
Howard noted that the First BancTrust's net interest margin for the six months of the year was at 3.19 percent, down from 3.46 percent for the same period a year earlier. However, for the six month period, net interest income increased about $218,000 to $4.0 million. Net interest income for the second quarter increased 2.1 percent, or $40,000, to $1.95 million from $1.91 million a

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year earlier, primarily due to increased interest income from growth in the balance of portfolio loans.


NONINTEREST INCOME, EXPENSE

Second quarter noninterest income increased $89,000 to $931,000 compared with the same period a year ago, primarily as a result of increases in customer service and other fees partially offset by a reduction in realized gains on securities sales of $79,000. For the six-month period noninterest income increased $64,000 to $1.72 million.

Noninterest expense for the second quarter increased $325,000 to $2.5 million over the $2.1 million reported during the same quarter last year. For the six-month period, noninterest expense rose to $4.9 million from $4.3 million. The primary reasons for the increase in both time periods was the increase in salaries and benefits resulting from the increase in the number of employees over last year, as well as increases in office occupancy, equipment, and data processing expenses resulting primarily from the acquisition of Rantoul First Bank on October 1, 2005 and the opening of First Bank of Martinsville on May 1, 2006.


LOANS, DEPOSITS

Total assets at June 30, 2006, were $290.3 million compared with $273.9 million at December 31, 2005, an increase of $16.4 million or 6.0%. During the same period of time loans, net of allowance for loan losses, increased by $21.4 million from $156.9 million to $178.3 million, an increase of 13.6 percent. Deposits increased by $17.7 million to $211.7 million compared with $194.0 million at year-end 2005. Howard said the increase in deposits was the result of increased promotional activity in both Champaign and Clark Counties as well as the entry of First Bank and Trust into the secondary market for certificates of deposit. This new source of funds allows the Bank to access stable sources of funds at interest rates competitive with traditional certificates of deposit and FHLB advances.


ASSET QUALITY CONTINUES TO IMPROVE

The Company reported that management's review of the quality of the total loan portfolio as well as the stable level of charge off activity indicates that asset quality is improving as loan balances grow. The ratio of nonperforming loans and troubled debt restructurings to total loans declined from .95% to .86% during the first six months of this year while the balances of these loans increased slightly from $1.5 million to $1.6 million.


HEADQUARTERS RENOVATION AND RELOCATION OF FIRST BANK OF PARIS COMPLETED

The expansion and renovation of First BancTrust's headquarters at 101 South Central Avenue in Paris, Illinois is substantially completed. The transfer to this location of all operations of the First Bank of Paris was effective on July 11, 2006. This location had housed administrative, accounting, customer support, commercial lending and trust services since 1993. The expanded facility now also provides customer access to both drive-up and lobby teller services, residential


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and consumer lending, mortgage loan processing, as well as the local offices of
First Advisors Financial Group. Howard said, "Our customers in Paris really appreciate the convenience of all of our services being offered in one location. We appreciate that they were loyal to us over the years and are confident that this investment in the local economy will help us reach our full potential in this market. The completion of the expansion and renovation also provides the foundation for increased operating efficiencies and better, more efficient communications between our banking locations. We have also established the framework for future growth and expansion."


ABOUT FIRST BANCTRUST

First BancTrust Corporation is a holding company that owns all of the capital stock of First Bank & Trust, S. B., an Illinois-chartered savings bank that conducts business from its main office located in Paris, Illinois, and branch banks in Marshall, Savoy, Rantoul, and Martinsville, Illinois. On June 30, 2006, the company had $290 million of total assets, $264 million of total liabilities and $26 million of stockholders' equity.




This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.




                              ... TABLES FOLLOW ...


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                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)


=====================================================================================================================
BALANCE SHEET DATA                                                                          JUNE 30,        DEC. 31,
                                                                                              2006            2005
                                                                                           ----------      ----------
                                                                                           (unaudited)
   Total Assets                                                                            $  290,257      $  273,865
   Cash And Cash Equivalents                                                                   12,814          12,447
   Investment Securities                                                                       71,647          79,861
   FHLB Stock                                                                                   4,724           6,608
   Loans Held For Sale                                                                          1,128             642
   Loans, Net of Allowance for
     Loans Losses of $2,630 and $2,662                                                        178,322         156,885
   Deposits                                                                                   211,662         193,975
   Federal Home Loan Bank Advances                                                             44,200          43,200
   Stockholders' Equity                                                                        25,638          26,046

   Book Value Per Common Share                                                             $    10.91      $    11.00


=====================================================================================================================
SUMMARY OF OPERATIONS                                      THREE MONTHS ENDED JUNE 30       SIX MONTHS ENDED JUNE 30
                                                              2006            2005            2006            2005
                                                           ----------      ----------      ----------      ----------
                                                                                  (unaudited)
                                                           ----------------------------------------------------------
   Interest Income                                         $    3,943      $    3,091      $    7,717      $    6,050
   Interest Expense                                             1,995           1,183           3,752           2,303

   Net Interest Income                                          1,948           1,908           3,965           3,747

   Provision For Loan Losses                                       50              94              95             188

   Net Interest Income After Provision For Loan Losses          1,898           1,814           3,870           3,559
   Noninterest Income                                             931             842           1,716           1,652
   Noninterest Expense                                          2,452           2,127           4,941           4,284

   Income Before Income Tax                                       377             529             645             927
   Income Tax Expense                                              96             129             137             224

   Net Income                                              $      281      $      400      $      508      $      703


SHARE DATA
   Weighted Avg. Shares Out. - Basic                        2,203,259       2,257,630       2,204,470       2,273,433
   Weighted Avg. Shares Out. - Diluted                      2,311,386       2,394,229       2,320,104       2,411,762

   Basic Earnings Per Share                                $     0.13      $     0.18      $     0.23      $     0.31
   Diluted Earnings Per Share                              $     0.12      $     0.17      $     0.22      $     0.29

RATIOS BASED ON NET INCOME
   Return on Average
     Stockholders' Equity                                        4.34%           5.94%           3.92%           5.18%
     Return On Average Assets                                    0.40%           0.69%           0.36%           0.61%


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